Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Petros Pharmaceuticals, Inc. (formerly Metuchen Pharmaceuticals, LLC) on Form S-1 to be filed on or about November 12, 2021 of our report dated March 31, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019, and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2021. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

Iselin, New Jersey

November 12, 2021